Exhibit 10.6

PATENT LICENSE AGREEMENT

UNITHER PHARMA, INC.

and

Real Health Laboratories, Inc.

May 1, 2002

PATENT LICENSE AGREEMENT

This PATENT LICENSE AGREEMENT (this “License Agreement”) is made as of May 1, 2002 between Unither Pharma, Inc. (formerly Cooke Pharma, Inc.) (“Unither”), located at 1110 Spring Street, Silver Spring, Maryland 20910 (“Licensor”), and Real Health Laboratories, Inc. (“Licensee”), located at 1424 30th Street #B1, San Diego, California 92154.

RECITALS

WHEREAS a dispute (“the Dispute”) has arisen between Licensor and Licensee over the alleged infringement of the patents identified in Exhibit A attached hereto (the “Issued Patents”), which the parties desire to settle on terms which include Licensor granting to Licensee a nonexclusive license to the Issued Patents;

WHEREAS Licensor holds certain licenses to the Issued Patents granted by the Board of Trustees of the Leland Stanford Junior University (“Stanford”) and New York Medical College (“NYMC”) (collectively “Patentees”), which Issued Patents claim L-Arginine and methods for administering the amino acid L-Arginine, and Licensor desires to grant a nonexclusive license to Licensee;

WHEREAS Licensee sells certain nutritional supplements containing the amino acid L-Arginine, Licensee admits that the sale of its L-Arginine containing products infringes certain claims contained in the Issued Patents (the “Infringed Claims”), Licensee admits the validity and enforceability of the Issued Patents and Licensee desires to obtain a nonexclusive license to the Issued Patents so that it may continue selling products containing L-Arginine in accordance with this License Agreement;

NOW THEREFORE, for the consideration herein described and upon the terms listed below, the parties hereby agree as follows:

ARTICLE I - DEFINITIONS

“Cardiovascular” means referring or relating to the human heart and circulatory system including veins, arteries, and capillaries, and further including references to diseases of the human cardiovascular system.

The “Field of Use” is enhancing human sexual performance, specifically nutritional supplements that are offered, promoted and/or marketed as enhancing human sexual performance through products containing L-Arginine or oral administration of L-Arginine. Field of Use shall include and permit Cardiovascular claims that are limited to human sexual performance as specifically permitted in Article VII of this License Agreement.

“Fiscal Year” means from November 1 through October 31, which is Licensee’s current fiscal year used for accounting purposes.

“Infringed Claims” means those numbered claims of each of the Issued Patents identified as Infringed Claims in Exhibit A attached hereto.

“L-Arginine-Based Products” means products intended for human consumption that contain the amino acid L-Arginine, including but not limited to salts and peptides or other compositions in which L-Arginine may be bonded to other moieties, as an ingredient for enhancing nitric oxide, reducing vascular resistance, increasing blood flow, and/or enhancing physical performance.

“Licensed Patents” means the Issued Patents and any patents that hereafter issue in the United States from applications pending before the U.S. Patent and Trademark Office as herein described, and any other patents issued or licensed to, or acquired by, Licensor in the United States or elsewhere in the world that relate to composition of L-Arginine Based Products, or to any method of orally administering L-Arginine Based Products. Without limiting the generality of the foregoing, Licensed Patents shall include any patent issuing pursuant to U.S. Patent Application No. 10/060,252 entitled “Enhancement of Vascular Function by Modulation of Endogenous Nitric Oxide Production or Activity” filed February 1, 2002 (the “Pending Application”), subject to the royalty obligations set forth in Paragraph 3.2, below. Licensed Patents does not include any other Stanford-owned or managed patents or NYMC-owned or managed patents other than those specifically included within the license between Stanford and Licensor and NYMC and Licensor.

“Licensed Products” means any product within the Field of Use, including any L-Arginine Based Products, the manufacture, importation, sale or marketing of which would infringe any claim of the Licensed Patents.

“Net Sales” means gross revenues from sales of Licensed Products in any country in which Licensed Patents are issued and outstanding, less sales taxes, value added taxes, direct to consumer sales shipping costs (incurred in connection with sales for which shipping and handling costs are billed to consumers and included in gross sales), product returns, early payment and other discounts, and slotting allowances directly attributed to Licensed Products. For the purposes of this License Agreement and for determining Net Sales, Licensed Products are considered sold on the date of the associated invoice or credit card payment processing, and gross revenues from sales of Licensed Products shall be calculated on cash payments received by licensee pursuant to such invoices or credit card payment processing.

“Promotional Statements” means statements printed or displayed on or in product labels, product inserts, product advertisements, books, brochures, product catalogs, Licensee’s web site, and public statements made by Licensee’s officers, agents, consultants and spokespersons, and any other public statements by or on behalf of Licensee, its officers, agents, distributors and assigns that may have the effect of promoting, advertising or sustaining sales of Licensee’s Licensed Products.

“Related Company” means any corporation, partnership or other entity with respect to which more than fifty percent (50%) of the beneficial ownership is held by Licensor.

“Quarter” means three successive calendar months commencing November 1 through January 31 (“First Quarter”), February 1 through April 30 (“Second Quarter”), May 1 through July 31 (“Third Quarter”) and August 1 through October 31 (“Fourth Quarter”).

“Term” means for the duration of this License Agreement as provided for in Article V.

“Third Party” means any person, company or entity that manufactures or sells Licensed Products.

“Total Net Sales of Licensed Products within a Fiscal Year” means Licensee’s running total of the Net Sales of Licensed Products through all sales channels that are invoiced within the Fiscal Year of the Quarter for which the Royalty Payment is being calculated.

ARTICLE II - LICENSE GRANT

2.1. License Grant. Licensor hereby grants to Licensee a nonexclusive license under the Licensed Patents to make, have made, use, offer to sell, sell, and import Licensed Products within the Field of Use throughout the world for the Term of this License Agreement.

2.2. Licensee agrees that Licensed Products sold in the United States shall be manufactured substantially in the United States, although Licensee shall be entitled to import ingredients for use in the manufacture of Licensed Products.

2.3. No Other Rights Granted. The license granted hereunder shall not be construed to confer any rights upon Licensee by implication, estoppel or otherwise to any technology not specifically claimed in the Licensed Patents.

2.4. Notice of Licensed Patents. Licensor shall give notice to Licensee of the issuance to or acquisition by Licensor of any patents included within the definition of Licensed Patents, which notice shall be given within sixty (60) days after any such patent is issued to or acquired by Licensor.

ARTICLE III - ROYALTIES, PAYMENTS AND REPORTS

3.1. Continuing Royalty Obligations - Initial Royalty Calculation. In consideration for the patent license granted in Paragraph 2.1, Licensee shall pay Licensor a continuing royalty every Quarter of the Term as specified in this Article III. Royalty obligations will be calculated and paid quarterly based upon Licensee’s total Net Sales invoiced within the Fiscal Year associated with that Quarter. Royalty Payments are due forty-five (45) days after the end of each Quarter. Royalty Payments shall be calculated for each Quarter as follows:

(a) For Total Net Sales of Licensed Products within a Fiscal Year up to Six Million Dollars ($6,000,000), the Royalty Payment is two percent (2%) of the total Net Sales invoiced in the Quarter.

(b) During any Quarter in which Total Net Sales within a Fiscal Year exceeds Six Million Dollars ($6,000,000), but is less than Twenty-Five Million Dollars ($25,000,000),

the Royalty Payment is two percent (2%) of that portion of total Net Sales invoiced in the Quarter that brings the Fiscal Year total to Six Million Dollars ($6,000,000), and five percent (5%) of the remaining additional Net Sales invoiced in the Quarter.

(c) During any Quarter in which Total Net Sales within a Fiscal Year exceeds Twenty-Five Million Dollars ($25,000,000), the Royalty Payment is two percent (2%) of that portion of total Net Sales invoiced in the Quarter that brings the Fiscal Year total to Six Million Dollars ($6,000,000), five percent (5%) of that portion of the additional Net Sales invoiced in the Quarter that brings the Fiscal Year total to Twenty-Five Million Dollars ($25,000,000), and ten percent (10%) of the remaining additional Net Sales invoiced in the Quarter.

3.2. Continuing Royalty Obligations - Provisional Royalty Calculation. Whereas the parties have agreed that the Pending Application, if granted by the U.S. Patent Office, would cover the Licensed Products, and whereas Licensee desires that this License Agreement address such an eventuality, the parties agree to implement the Provisional Royalty Calculation defined in this paragraph in consideration for including within the Licensed Patents any patent that issues from the Pending Application. This Provisional Royalty Calculation will automatically become effective in the Quarter following the Quarter in which a U.S. Patent issues containing at least one claim that is substantially the same as or broader than the present claim number 22 in the Pending Application, a copy of which claim is attached hereto as Exhibit B. When the Provisional Royalty Calculation is effective, royalty obligations will be paid quarterly based upon Licensee’s total Net Sales invoiced within the Fiscal Year associated with that Quarter, due forty-five (45) days after the end of each Quarter, and calculated for each Quarter as follows:

(a) For Total Net Sales of Licensed Products within a Fiscal Year up to Five Million Dollars ($5,000,000), the Royalty Payment is three percent (3%) of the total Net Sales invoiced in the Quarter.

(b) During any Quarter in which Total Net Sales within a Fiscal Year exceeds Five Million Dollars ($5,000,000), but is less than Twenty-Five Million Dollars ($25,000,000), the Royalty Payment is three percent (3%) of that portion of total Net Sales invoiced in the Quarter that brings the Fiscal Year total to Five Million Dollars ($5,000,000), and six percent (6%) on the remainder of total Net Sales invoiced in the Quarter.

(c) During any Quarter in which total Net Sales within a Fiscal Year exceeds Twenty-Five Million Dollars ($25,000,000), the Royalty Payment is three percent (3%) of that portion of total Net Sales invoiced in the Quarter that brings the Fiscal Year total to Five Million Dollars ($5,000,000), six percent (6%) of that portion of the additional Net Sales invoiced in the Quarter that brings the Fiscal Year total to Twenty-Five Million Dollars ($25,000,000), and ten percent (10%) of the remaining additional Net Sales invoiced in the Quarter.

3.3. Third Party Licenses: Most Favored Nations Option. If Licensor shall hereafter grant to a Third Party, other than a Related Company, a license under any of the Issued Patents (a “Third Party License”) that permits such Third Party to make or sell Licensed Products within the Field of Use, then Licensor shall:

(a) Promptly notify Licensee of such Third Party License, which notification shall contain a complete and accurate description of the royalties and other material terms contained in such Third Party License, and

(b) Extend to Licensee an option to modify this License Agreement by incorporating into this License Agreement as a whole all of the material terms contained in such Third Party License, including all royalty rates and financial terms, in substitution of the corresponding material terms of this License Agreement. Licensee may exercise such option to modify this License Agreement by advising Licensor in a written notice that it accepts all offered terms of the Third Party License, provided Licensee’s notice is received by Licensor within sixty (60) days following notification of such Third Party License.

3.4. Times and Currencies of Payments.

(a) Payments owing hereunder shall be payable in United States dollars. Payments may be made by check payable to “Unither Pharma, Inc.” mailed to Licensor at the address for notices set forth in this License Agreement. However, if the license between Stanford and/or NYMC and Licensor is terminated, payments owing hereunder shall be paid directly to Stanford and/or NYMC as Stanford and NYMC jointly designate.

(b) Royalty Payments received after the due date specified herein shall accrue interest from the date such amounts are due and payable at two percentage points above the prime lending rate as established by the Chase Manhattan Bank, N.A., in New York City, New York, or at such lower rate as may be required by law.

(c) Licensee shall, within one hundred twenty (120) days after the end of each Fiscal Year of Licensee ending during the term of this License Agreement, submit an annual report (an “Annual Report”) showing total net sales of Licensed Products for each such Fiscal Year, based upon the audited financial statements of Licensee for such Fiscal Year. To the extent that the aggregate Royalty Payments already made for the four (4) Quarters of such Fiscal Year are greater than the Royalty Payments owing as set forth in the Annual Report, the excess shall be applied to the Royalty Payments owing for the first Quarter of the following Fiscal Year. To the extent that the aggregate Royalty Payments made for the four (4) Quarters of such Fiscal Year are less than the Royalty Payments owing pursuant to the Annual Report, Licensee shall make payment of the deficit to Licensor within one hundred twenty (120) days after the end of such Fiscal Year, and, if such payment is timely made, Licensee shall not be deemed to be in default of this License Agreement notwithstanding any shortfall for any individual Quarter in such Fiscal Year.

3.5. Record Keeping and Reports.

(a) Licensee shall keep good and accurate books of account sufficient to permit the calculation of the Royalty Payments and prepare the written reports due hereunder. Licensee shall maintain the books of account for at least three (3) years following the end of the Fiscal Year to which they pertain for inspection and audit by Licensor as provided for in Paragraph 3.6.

(b) Within forty-five 45) days following the end of each Quarter, Licensee shall send to Licensor, with a copy to Stanford, a written report setting forth the number and description of Licensed Products sold or otherwise disposed of by Licensee during the preceding Quarter and the associated aggregate Net Sales invoiced during the Quarter. The quarterly report shall also identify all wholesale customers to whom Licensee delivered Licensed Products during each Quarter. A report shall be sent to Licensor even when no Licensed Products were sold or otherwise disposed of during the Quarter.

3.6. Audit Rights. Licensee shall make its books of account available for inspection by an independent accountant designated by Licensor. Such inspections shall be no more frequent than once each calendar year during the Term and once within six months after termination of this License Agreement. The designated accountant shall retain in confidence the information in the books of account and shall report to Licensor only the accuracy or inaccuracies of the reports rendered pursuant to Paragraph 3.5(b) herein. Such inspections will be at Licensor’s expense unless the designated accountant identifies underpayment of royalties due by five percent (5%) or more, in which event Licensee shall pay for such inspection. Licensor’s failure to inspect shall not constitute a waiver of Licensor’s right to object to the accuracy of the reports rendered or payments made under this License Agreement; provided, however, that Licensor shall have no right to audit or object to the reports submitted by Licensee, and royalties paid by Licensee, for any Fiscal Year, unless such audit or objection is made no later than two (2) years following the end of such Fiscal Year. Refusal of a Licensor’s request for an audit shall constitute a material breach of this License Agreement.

ARTICLE IV - TRANSFERABILITY OF RIGHTS AND OBLIGATIONS

4.1. No Right To Sublicense. Licensee shall not sublicense the rights granted hereunder to any third party. Licensee may, however, contract with third parties for the manufacture of Licensed Products provided such Licensed Products are only sold or distributed by Licensee pursuant to this License Agreement.

4.2. Assignment Restrictions. The license granted by this License Agreement is personal to Licensee, and therefore may not, except as provided below, be assigned, conveyed or otherwise transferred to any third party without the prior express written consent of Licensor. Licensor reserves the right to withhold consent for the assignment or transfer of this License Agreement to third parties for any reason whatsoever. Notwithstanding the foregoing, in the event of a transaction consisting of a sale by Licensee of substantially all of its assets and business, or a transaction in which Licensee is acquired by, or merged or consolidated with, any other person and Licensee is not the surviving entity in such transaction, then the person acquiring all of the assets and business of Licensee, or the person constituting the surviving entity in any such merger, acquisition or consolidation transaction (any such person being referred to herein as a “Succeeding Party”), shall acquire all of the rights of Licensee under this License Agreement, without any requirement for consent of Licensor, but subject to the remaining provisions of this Paragraph 4.2. The Succeeding Party in any of the foregoing transactions shall be required to give written notice to Licensor of the consummation of any transaction described in the preceding sentence within thirty (30) days following the closing of such transaction, which notice shall state that the Succeeding Party agrees to be bound by all of the provisions of this License Agreement in consideration for acquiring all the rights of the

Licensee under this License Agreement. The Succeeding Party in any such transaction shall succeed to all of the rights of Licensee hereunder except, however, if the Succeeding Party also has been granted a license to the Issued Patents at royalty rates greater than those specified in Article III of this License Agreement, then the license granted to the Succeeding Party shall take precedence and this License Agreement shall terminate.

ARTICLE V - TERM AND TERMINATION

5.1. Term. The “Term” of this License Agreement is from the date of its execution until it is terminated as provided in Paragraphs 5.2 – 5.4 herein.

5.2. Termination Upon Expiration of Licensed Patents. This License Agreement shall terminate upon the expiration of the last to expire of the Licensed Patents unless terminated earlier under a provision of this Article V.

5.3. Termination Upon Patent Invalidation. This License Agreement shall terminate in the same manner as if all of the Licensed Patents had expired in the event that every Infringed Claim, and every claim that would be infringed by Licensed Products as contained in every Licensed Patent other than the Issued Patents, is rendered abandoned, invalid or unenforceable by an order of a court of law of competent jurisdiction, or by action of the United States Patent and Trademark Office acting in an official capacity, provided said order or action is unappealable or the time for any appeal has expired.

5.4. Termination For Cause. This License Agreement may be terminated as provided for below if any of the following occur:

(a) Material Breach of License Agreement. In the event of a material breach of this License Agreement, the nonbreaching party may terminate the License Agreement by providing written notice to the breaching party of the breach and intent to terminate this License Agreement. The License Agreement shall terminate thirty (30) days following delivery of notice of breach unless the breaching party corrects the breach; provided, however, if such breach is capable of being cured, and such cure cannot be reasonably accomplished within said thirty (30) days, this License Agreement shall not terminate if the breaching party diligently commences and continues its efforts to cure such breach until such breach is cured within a reasonable time.

(b) Failure to Make Timely Royalty Payments. If Licensee fails to make timely Royalty Payments for two (2) successive Quarters or three (3) Quarters out of any successive six (6) Quarters, including any adjustments made pursuant to an audit under Paragraph 3.6, and provided that notices of all such failures have previously been given pursuant to Paragraph 5.4(a), this License Agreement may be terminated by Licensor immediately upon delivery of a notice of termination pursuant to this Paragraph 5.4(b).

(c) Licensee Discontinues All Licensed Products. This License Agreement shall terminate when Licensee stops selling Licensed Products. Licensee may initiate termination under this paragraph by noticing Licensor that it has suspended all sales of Licensed Products with the intention of not selling Licensed Products during the remaining term of the

Licensed Patents. Licensor may initiate termination under this paragraph by notice to Licensee when Licensee has reported no Net Sales of Licensed Products for two (2) successive Quarters.

(d) Insolvency, Dissolution or Assignment. This License Agreement shall automatically terminate in the event of (a) Licensee becomes insolvent or files for bankruptcy (voluntary or involuntary); (b) Licensee is dissolved or the sale of all or substantially all of its assets is made for the benefit of creditors, or (c) an attempt to assign this License Agreement is made contrary to the terms of this License Agreement; provided, however, notwithstanding the foregoing, if Licensee is involved in a Chapter 11 bankruptcy reorganization proceeding, and Licensee continues to perform all of its obligations under this License Agreement during the course of such proceeding, and such proceeding concludes with the confirmation of a plan of reorganization that provides for the affirmation and continuation of this License Agreement, this License Agreement shall not automatically terminate but shall continue in full force and effect so long as Licensee continues to perform all of its obligations hereunder.

5.5. Termination by Mutual Agreement. The parties may terminate this License Agreement at any time upon mutual agreement expressed in a writing signed by authorized representatives of both parties.

5.6. Obligations in the Event of Termination.

(a) Right to Complete Contracted Sales. In the event of termination of this License Agreement, Licensee shall have the right to complete all contracts for the sale of Licensed Products under which Licensee is obligated on the date of termination, provided Licensee pays royalties on such sales as required herein and provided all such sales are completed within three (3) months after the date of termination.

(b) Obligations to Make Royalty Payments. In the event of termination of this License Agreement, Licensee shall pay Licensor all outstanding royalty obligations which shall include Royalty Payments for sales of Licensed Products since the last Quarter for which Royalty Payments have been made, including the sales of Licensed Products after termination permitted in Paragraph 5.6(a) herein. The final Royalty Payment is due on the latter of forty-five (45) days after the date of termination, or forty-five (45) days after the last sale pursuant to Paragraph 5.6(a).

(c) Termination Report. In the event of termination of this License Agreement, Licensee shall send to Licensor a Termination Report identifying the Net Sales of Licensed Product sales since the last quarterly report through termination, and the anticipated Net Sales of Licensed Products for which the deliveries will take place after termination as provided for in Paragraph 5.6(a). The Termination Report shall be transmitted to Licensor within forty-five (45) days following termination.

(d) Surviving Provisions. The obligations on Licensee specified in Paragraphs 3.5, 3.6, 6.1, 9.1, 9.3, 11.1, 11.2, 11.3, 11.4, 12.2 and 12.3 herein shall survive termination of this License Agreement and remain enforceable in accordance with the provisions of Article XI.

ARTICLE VI - INDEMNIFICATION

6.1. Indemnification of Licensor. Licensee shall defend, indemnify and hold harmless Licensor, its officers, Board of Directors, stockholders, employees, and agents, and Patentees, their respective trustees, officers, employees, students and agents, for and against any and all claims, demands, damages, losses, and expenses of any nature (including attorneys, fees and other litigation expenses), resulting from, but not limited to, death, personal injury, illness, economic loss, improper business practices or product liability arising from or in connection with any of the following:

(a) Any manufacture, use, sale or other disposition by Licensee of its Licensed Products;

(b) The direct or indirect use by any person of Licensed Products made, used, sold or otherwise distributed by Licensee or an agent of Licensee; or

(c) A material breach of this License Agreement by Licensee.

6.2. No Consequential Damages. Licensor and Patentees shall not be liable for any indirect, special, consequential, or other damages whatsoever, whether grounded in tort (including negligence), strict liability, contract or otherwise. Licensor and Patentees shall not have any responsibilities or liabilities whatsoever with respect to Licensed Products.

6.3. Worker’s Compensation and Employer’s Liability Requirements. Licensee shall at all times comply, through insurance or self-insurance, with all statutory workers’ compensation and employers’ liability requirements covering any and all employees with respect to activities performed under this License Agreement.

6.4. Liability Insurance. In addition to the foregoing, Licensee shall maintain, during the term of this License Agreement, Comprehensive General Liability Insurance, including Products Liability Insurance, with reputable and financially secure insurance carrier(s) reasonably acceptable to Licensor to cover the activities of Licensee and its sublicensee(s). Commencing with the introduction of Licensed Product(s) into humans for any purpose, including clinical trials, such insurance shall provide minimum limits of liability of Five Million Dollars ($5,000,000) and shall include Licensee, NYMC, Stanford, Stanford University Hospital, their trustees, directors, officers, employees, students, and agents as additional insureds. Such insurance shall be written to cover claims incurred, discovered, manifested, or made during or after the expiration of this License Agreement. At Licensor’s request, Licensee shall furnish a Certificate of Insurance evidencing primary coverage and requiring thirty (30) days prior written notice of cancellation or material change to Licensor, NYMC and Stanford. Licensee shall advise Licensor, in writing, that it maintains excess liability coverage (following form) over primary insurance for at least the minimum limits set forth above. All such insurance of Licensee shall be primary coverage; insurance of Licensor, NYMC, Stanford or Stanford Health Services shall be excess and noncontributory. Failure to purchase or maintain such product liability insurance shall be considered a material breach of this License Agreement.

ARTICLE VII - PROMOTION AND MARKING OF LICENSED PRODUCTS

7.1. Labeling and Advertising Limitations.

(a) The parties agree that this license is specifically limited to the Field of Use defined herein, and specifically excludes the use and promotion by Licensee of Licensed Products for Cardiovascular health benefit purposes. Accordingly, Licensee shall refrain from making Cardiovascular claims on any of its products containing L-Arginine, and shall restrict its labeling, advertising and promotional statements regarding Licensed Products to the Field of Use as provided for herein.

(b) Licensee shall not participate in or otherwise cooperate with any third party’s manufacture, importation, sales or promotion of products containing L-Arginine and offered for its Cardiovascular health benefits not within the Field of Use.

(c) Licensee shall have the right to make product claims and promotional statements regarding Licensed Products promoting “sexual function”, “sexual performance”, “erectile strength and endurance” and “sexual energy and vitality”. Further, Licensee shall have the right to describe and explain the role of L-Arginine in creating nitric oxide within the body as it relates to vascular dilation and to improved or increased blood flow to the sex organs. Further in this regard, Licensee shall have the right to refer to the 1998 Nobel Prize for Medicine to explain that medical research demonstrated the role of nitric oxide in increasing vascular blood flow, and that such increased blood flow improves and enhances sexual function.

7.2. Marking of Licensed Products.

Licensee agrees to mark all Licensed Products sold by it under this License Agreement with the words “Patent” or “Patents” and the numbers of the issued Licensed Patents or pending patent applications applicable thereto. Notwithstanding the foregoing, Licensee and its retail customers and end users shall have the right to dispose of all inventory of products labeled “The Vasorect Formula” existing on the effective date of this License Agreement even though such products are not marked in accordance with the preceding sentence.

ARTICLE VIII - ENFORCEMENT OF PATENTS

8.1. Notification of Infringement. Licensee shall notify Licensor of any information obtained by Licensee relating to activities of any Third Party consisting of the marketing, promotion, advertising, sale or distribution or any products that contain L-Arginine and which are marketed with promotional claims and/or promotional statements that promote “sexual function,” “sexual performance,” “erectile strength and endurance,” “sexual energy and vitality,” and/or other similar claims or statements (any such activities being referred to herein as “Infringing Activities”).

8.2. No Right to Enforce. This License Agreement conveys no right to Licensee to enforce the Licensed Patents, nor does it obligate Licensor in any way to enforce the Licensed Patents on behalf of Licensee. Licensor reserves to itself all rights to enforce or not enforce the

Licensed Patents, including the right to grant additional nonexclusive licenses or to sue for patent infringement and retain all damages collected therefrom.

ARTICLE IX - CONFIDENTIALITY AND PUBLICITY

9.1. Confidentiality. All license discussions and terms shall be kept confidential by both parties, and confidentiality is a material term of this License Agreement. Notwithstanding the foregoing, Unither shall have the right to disclose the terms of this License Agreement in order to enter into settlements and/or licensing arrangements with Third Party infringers, and the parties to this License Agreement shall be entitled to disclose the terms hereof (a) to a party’s attorneys, financial institutions, accountants or other professional advisors in the course of seeking professional advice, (b) to the extent required by a court or governmental agency, or by applicable law, order, rule or regulation, or (c) to entities with which a party is discussing a proposed sale of its stock, a sale of all or substantially all of its assets, merger or consolidation, or obtaining financing or entering into a partnership, joint venture, or similar arrangement, provided that any such entity to whom such disclosure is made shall have entered into a confidential agreement sufficient to preserve the obligations of confidentiality established under this License Agreement. Furthermore, the parties shall be entitled to disclose and make public the fact that they have settled all prior disputes between them, and that they have entered into this License Agreement, and that Licensee is a licensee of Licensor with respect to the marketing, sale and distribution of Licensed Products.

9.2. Publicity. Either party may issue a press release announcing this License Agreement provided the text of such press release is approved in writing by the other party prior to public release, such approval not to be unreasonably withheld or delayed. In preparing such press releases, the parties agree to keep the royalty provisions of Article 3 confidential.

9.3. Non-Use of Names. Except if required by applicable law, Licensee shall not use the names or trademarks of Licensor, NYMC or Stanford, nor any adaptation thereof, nor the names of any of their employees, in any advertising, promotional or sales literature without prior written consent obtained from the respective party or its employee, in each case, except that Licensee may state that it is licensed by Licensor under one or more of the Licensed Patents. Nothing in the preceding sentence shall preclude Licensee from referring to, distributing or otherwise publishing any articles, reports or studies that have previously been published by any person, including but not limited to NYMC or Stanford or persons affiliated with such institutions.

ARTICLE X - COVENANT NOT TO CHALLENGE

10.1. Covenant Not to Challenge. Licensee covenants not to challenge the validity or enforceability of the Issued Patents during the term of this License Agreement. Licensee further agrees not to aid any third party seeking to challenge the validity or enforceability of the Issued Patents in any way. Licensee further covenants not to comment on the allowability of Licensor’s pending patent application with the U.S. Patent and Trademark Office.

10.2. Covenant Not to Aid. Licensee shall refrain from making any release or disclosure to any party or into the public domain of any of its findings, prior art or expert reports,

or other documents or testimony arising out the litigation or any preparation for the litigation. Licensee further agrees to refrain from aiding in any way any party engaged in litigation with Licensor regarding enforcement or challenges to validity or enforceability of the Licensed Patents.

ARTICLE XI - DISPUTE RESOLUTION

11.1. Dispute Resolution Procedure. The parties agree that any disputes that may arise under this License Agreement, including suitability of Promotional Statements regarding Licensed Products, should be resolved by the parties without resorting to litigation. Accordingly, the parties agree to the following dispute resolution procedure.

(a) In the event either party feels the other party has failed to comply with the provisions of this License Agreement, that party shall notice the other party of the nature of the dispute and the requested corrective action. Following such notice, the parties shall meet to confer in an attempt to resolve the dispute on mutually acceptable business terms. If, after meeting and conferring regarding the dispute, either party considers that the dispute requires arbitration, that party shall notice the other party of its intent to initiate the Arbitration Procedure defined in Paragraph 11.1 (b).

(b) Within ninety (90) days after receipt of written notice by one party of the existence of a dispute requiring arbitration, the parties shall initiate arbitration in accordance with the rules of the American Arbitration Association, as modified by this Article. Such arbitration shall take place in English in San Diego, California, before a single Arbitrator appointed by the American Arbitration Association. The Arbitrator shall apply the laws of the State of California and shall render a written decision with the reasons therefor within six (6) months from the date the matter is submitted to arbitration.

(c) The initiation of any arbitration hereunder shall not (a) relieve Licensee of its obligations to make Royalty Payments to Licensor as required by the terms of this License Agreement during the continuance of the Arbitration Proceeding, or (b) prevent Licensor from applying for and obtaining from a Court a temporary restraining order and/or preliminary injunction injunctive relief pending the outcome of the arbitration.

(d) The decision of the Arbitrator shall be binding and conclusive on the parties, and they shall comply with such decision in good faith.

11.2. Enforcement Of Arbitration. Each party hereby submits itself to the jurisdiction of the District Court of the Southern District of California, but only for the entry of judgment with respect to the decision of the arbitrator hereunder, including injunctive relief if appropriate to render effective the arbitrator’s decision. Notwithstanding the foregoing, judgment on the award of the arbitrator may be entered in any court having jurisdiction. If judicial enforcement or review of the arbitrator’s decision is sought, the prevailing party shall be entitled to its costs and reasonable attorneys’ fees in addition to any amount of recovery ordered by the court.

11.3. Litigation. In the event that any party hereto shall bring any arbitration, legal action or other proceeding with respect to the breach, interpretation, or enforcement of this

License Agreement, or with respect to any dispute relating to any transaction covered by this License Agreement, the losing party or parties in such arbitration, action or proceeding shall reimburse the prevailing party or parties therein for all reasonable costs of arbitration or litigation, including reasonable attorneys’ fees, in such amount as may be determined by the arbitrator, court or other tribunal having jurisdiction, including matters on appeal.

11.4. Applicable Law. This License Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to conflicts of laws principles thereof.

11.5. Choice of Forum. Any judicial action under this License Agreement must be brought in the District Court of the Southern District of California.

ARTICLE XII - REPRESENTATIONS AND WARRANTIES

12.1. Licensor warrants that (i) it holds valid exclusive licenses (the “Basic Licenses”) to the Issued Patents and the Pending Application, (ii) it has the authority to grant the licenses provided hereunder, (iii) the execution of this License Agreement will not create a cause of action against Licensee by Stanford, NYMC or any other party, and (iv) Licensee shall be entitled to retain all rights under this License Agreement subject to the provisions of the Basic Licenses notwithstanding any termination of the Basic Licenses or any default or alleged default by Licensor under the Basic Licenses.

12.2. Excluding the limited warranty set forth in Paragraph 12.1, nothing in this License Agreement is or shall be construed as:

(a) A warranty or representation by Licensor or Patentees as to the validity or scope of any Licensed Patent(s);

(b) A warranty or representation that anything made, used, sold, or otherwise disposed of under any license granted in this License Agreement is or will be free from infringement of patents, copyrights, and other rights of third parties;

(c) An obligation to bring or prosecute actions or suits against third parties for infringement, except to the extent and in the circumstances described in Article 8;

(d) Granting by implication, estoppel, or otherwise any licenses or rights under patents or other rights of Stanford and NYMC other than the Licensed Patents, regardless of whether such patents or other rights are dominant or subordinate to any Licensed Patents; or

(e) An obligation to furnish any technology or technological information.

12.3. Disclaimer of Warranties. Except as expressly set forth in this License Agreement, LICENSOR AND PATENTEES MAKE NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED. THERE ARE NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS

FOR A PARTICULAR PURPOSE, OR THAT THE MANUFACTURE, SALE OR USE OF THE LICENSED PRODUCT(S) WILL NOT INFRINGE ANY PATENT, COPYRIGHT, TRADEMARK, OR OTHER RIGHTS OR ANY OTHER EXPRESS OR IMPLIED WARRANTIES.

ARTICLE XIII - MISCELLANEOUS

13.1. Severability. In the event that any term, provision, or covenant of this License Agreement shall be determined by a court of competent jurisdiction to be invalid, illegal or unenforceable, that term will be curtailed, limited or deleted, but only to the extent necessary to remove such invalidity, illegality or unenforceability, and the remaining terms, provisions and covenants shall not in any way be affected or impaired thereby.

13.2. Notices. All notices, demands or other communications required or permitted to be given in connection with this License Agreement, or the transactions contemplated hereby, shall be in writing, and shall be deemed delivered when (i) personally delivered to a party (by personal delivery to an officer of a corporate party, a partner of a partnership, or other authorized representative of a party), (ii) if mailed, three (3) business days after deposit in the United States mail, postage prepaid, certified or registered mail, return receipt requested, (iii) if delivered by a reputable nationally recognized overnight carrier, one (1) business day after delivery to such carrier, or (iv) if delivered by facsimile, on the date facsimile transmission is confirmed, provided that, on such date, a separate copy is also delivered to a reputable nationally recognized overnight carrier for delivery on the next business day. Delivery by mail, overnight carrier, or facsimile shall be addressed to the parties as follows:

To Licensor:	Unither Pharma, Inc.
1110 Spring Street
Silver Spring, MD 20910
Attn: President
Facsimile: 202-483-4005

with copy to:	Foley and Lardner
3000 K Street N.W., Suite 500
Washington, D.C. 20007
Attn: Stephen B. Maebius
Facsimile: (202) 672-5399

To Licensee:	Real Health Laboratories, Inc.
1424 30th Street #B1
San Diego, CA 921547300
Attn: President
Facsimile: 619-213-1203

with copy to:	Sonnenschein Nath & Rosenthal
601 S. Figueroa St., Suite 1500
Los Angeles, CA 90017
Attn: J. A. Shafran, Esq.
Facsimile: 213-623-9924

Any party may change its address for notice by written notice given in accordance with the foregoing provisions. Notwithstanding the manner of delivery, whether or not in compliance with the foregoing provisions, any notice, demand or other communication actually received by a party shall be deemed delivered when so received.

13.3. Waiver. No waiver by either party of any breach of this License Agreement, no matter how long continuing or how often repeated, shall be deemed a waiver of any subsequent breach thereof, nor shall any delay or omission on the part of either party to exercise any right, power, or privilege hereunder be deemed a waiver of such right, power or privilege.

13.4. Article Headings. The article headings herein are for purposes of convenient reference only and shall not be used to construe or modify the terms written in the text of this License Agreement.

13.5. No Agency Relationship. The relationship between the parties is that of independent contractor and contractee. Neither party shall be deemed to be an agent of the other in connection with the exercise of any rights hereunder, and neither shall have any right or authority to assume or create any obligation or responsibility on behalf of the other.

13.6. Force Majeure. Neither party hereto shall be deemed to be in default of any provision of this License Agreement, or for any failure in performance, resulting from acts or events beyond the reasonable control of such party, such as Acts of God, acts of civil or military authority, civil disturbance, war, strikes, fires, power failures, natural catastrophes or other “force majeure” events.

13.7. Final Agreement of the Parties. This License Agreement contains the entire understanding of the parties with respect to the matters contained herein. The parties may, from time to time during the continuance of this License Agreement, modify, vary or alter any of the provisions of this License Agreement, but only by a written instrument duly executed by authorized officials of both parties hereto.

13.8. Authority to Bind. Each of the persons executing this License Agreement on behalf of Licensor, Licensee and/or Patentees, respectively, hereby represents and warrants that he or she is duly authorized to bind the party on whose behalf he or she is executing this License Agreement.

13.9. Construction of License Agreement. The parties acknowledge and agree that this License Agreement has been diligently and Extensively negotiated, and is the final product of multiple drafts and revisions prepared after Review and discussion. In consideration of such negotiations, it is agreed that prior drafts of this License Agreement shall not be considered in the interpretation of this License Agreement or any provisions contained herein, and, without limiting the generality of the foregoing, it is agreed that no inferences, conclusions, or interpretations are to be made based upon the fact (i) that a particular provision contained in an earlier draft is not included in the executed version of this License Agreement, (ii) that a particular provision that is included in the executed version of this License Agreement was not contained in a prior draft, or (iii) that a particular provision has been modified from a version contained in a prior draft. The language contained herein shall in all events be construed simply in accordance with its fair meaning, and, for purposes of California Civil Code Section 1654, or any similar law or rule of construction, this License Agreement, and each of the provisions contained herein, shall not be deemed to have been drafted by any particular party, and shall not be construed for or against any particular party on the basis of which party drafted this License Agreement or any particular provision herein.

13.10. Binding Effect. This License Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, estates, personal representatives, successors, and assigns.

13.11. Illegality. In the event that any provision of this License Agreement shall be adjudicated to be void, illegal, invalid, or unenforceable, the remaining terms and provisions of this License Agreement shall not be affected thereby, and each of such remaining terms and provisions of this License Agreement shall be valid and enforceable to the fullest extent permitted by law.

13.12. Counterpart Copies. This License Agreement may be executed in one or more counterpart copies, and each of which so executed, irrespective of the date of execution and delivery, shall be deemed to be an original, and all such counterparts together shall constitute one and the same instrument. The signature pages of one or more of the counterpart copies may be removed from such counterpart copies and all attached to the same copy of this License Agreement which, with all attached signature pages, shall be deemed to be an original License Agreement.

-----Signatures on Next Page-----

IN WITNESS WHEREOF, the undersigned have executed this agreement effective the date first stated above.

Unither Pharma, Inc.

	/s/ Illegible	Dated: 5/23/02
By:	Illegible
Its:	Illegible

Real Health Laboratories, Inc.

	/s/ JOHN F. DULLEA	Date: 5/1/02
By:	John F. Dullea
Its:	President/CEO

ACKNOWLEDGMENT

The undersigned owners of the Issued Patents and the Pending Application hereby acknowledge the existence of this License Agreement, and hereby confirm and agree that (i) Licensor has the rights to the Licensed Patents as referred to in this License Agreement, and (ii) provided Licensee has not breached the License Agreement and Licensee continues to perform its obligations under the License Agreement and tenders such performance to Stanford and/or NYMC following any such termination, Licensee may continue to exercise its rights under the License Agreement if there is a termination of any or all of the underlying license agreements that allow Licensor to grant licensee those rights provided for in this License Agreement.

The Board of Trustees of the Leland Stanford Junior University

	/s/ KATHARINE KU	Dated: May 16, 2002
By:	Katharine KU
Its:	Director Technology Licensing

New York Medical College

	/s/ CATHARINE CREA	Dated: 5/30/02
By:	Catharine Crea
Its:	Associate Dean, Research Administration

EXHIBIT A

ISSUED PATENTS

1. U.S. Patent No. 5,217,997 entitled “Use of L-Arginine in the Treatment of Hypertension and Other Vascular Disorders” issued June 8, 1993. The Infringed Claims in the foregoing patent consist of claims 1, 11 and 12.

2. U.S. Patent No. 5,428,070 entitled “Treatment of Vascular Degenerative Diseases by Modulation of Endogenous Nitric Oxide Production of Activity” issued June 27, 1995. None of the claims in the foregoing patent constitute Infringed Claims for purposes of this License Agreement, but Licensee acknowledges and admits having infringed claims 1 and 3 thereof in its prior sale, advertising and marketing of “The CardioFitness Formula,” which Licensee has now discontinued, and in various statements contained in past advertising and promotion of “The VasoRect Formula,” which Licensee shall in the future avoid by complying with the provisions of Paragraph 7.1 of this License Agreement.

3. U.S. Patent No. 5,891,459 entitled “Enhancement of Vascular Function by Modulation of Endogenous Nitric Oxide Production or Activity” issued April 6, 1999. The Infringed Claims in the foregoing patent consist of claims 1,19, 20 and 21.

4. U.S. Patent No. 6,117,872 entitled “Enhancement of Exercise Performance by Augmenting Endogenous Nitric Oxide Production or Activity” issued September 12, 2000. The Infringed Claims in the foregoing patent consist of claims 1, 2, 3, 4, 5, 12, 13 and 14.

EXHIBIT B

CLAIM NO. 22 OF PENDING PATENT APPLICATION NO. 10/060,252

22. A composition comprising L-arginine or a physiologically acceptable salt thereof in an amount sufficient to enhance nitric oxide production and at least one additional ingredient that enhances production of nitric oxide or that inhibits degradation of nitric oxide, wherein said composition is in a form suitable for oral administration selected from the group consisting of a pill, tablet, powder, and capsule.